Exhibit 10.1


               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") by and between Standard Parking Corporation, a Delaware corporation (the "Company"), and Edward E. Simmons (the "Executive"), dated as of the 18th day of May 2006 (the "Agreement Date").

                                    RECITALS

     A. Prior to the Agreement Date and continuing to the Effective Date, Executive was and will be employed by the Company pursuant to a Management Employment Agreement dated August 1, 1999 (the "1999 Employment Agreement"). The Company is in the business of operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada (the Company and its subsidiaries and affiliates and other Company-controlled businesses engaged in parking garage management (in each case including their predecessor's or successor's) are referred to hereinafter as the "Parking Companies").

     B. In the course of Executive's employment previously and hereunder, Executive has had and will have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in Paragraph 6 hereafter.

     C. The Company and Executive desire to continue Executive's employment relationship with the Company after the present termination date of the 1999 Agreement by amending and restating the terms of Executive's 1999 Employment Agreement, on and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of: (i) the foregoing premises, (ii) the mutual covenants and agreements herein contained and (iii) the salary continuation payment payable on termination, the Company and Executive hereby covenant and agree as follows:

     1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period beginning on May 1, 2007 (the "Effective Date") and ending April 30, 2010 (the "Employment Period"). The Employment Period shall automatically extend for additional terms of one (1) year each (individually referred to as a "Renewal Period" and in the plural as the "Renewal Periods") unless the Company or Executive shall have given notice in writing of their intention not to renew the Agreement not less than one hundred twenty (120) days prior to the expiration of the Employment Period or any applicable Renewal Period. The Employment Period, as extended by one or more Renewal Periods, shall hereinafter be deemed to be the Employment Period. Notwithstanding any such termination, Paragraph 6 of this Agreement shall remain in full force and effect.


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


     2. Position and Duties. During the Employment Period, the Executive shall serve as Executive Vice President-Operations (West Division) of the Company, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position. Executive shall hold such other positions in the Company or any of the other Parking Companies as may be assigned to him from time to time by the Chief Executive Officer of the Company. The Executive shall report directly to the Chief Executive Officer of the Company or as otherwise directed by the Chief Executive Officer. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. The Executive shall not, during the terms of this Agreement, engage in any other business activities that will interfere with the Executive's employment pursuant to this Agreement. Executive shall discharge his duties and responsibilities under this Agreement in accordance with the Company's Code of Conduct presently in effect or as amended and modified from time to time hereafter.

     3. Compensation.

        (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $290,000 (the "Annual Base Salary"), payable in accordance with the Company's normal payroll practice for executives as in effect from time to time. The Annual Base Salary shall be subject to review annually in accordance with the Company's review policies and practices for executives as in effect at the time of any such review.

        (b) Bonus. For each calendar year (or portion thereof) during the Employment Period, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus") based upon the terms and conditions of an annual bonus program established by the Company for similarly-situated Executive Vice Presidents (the "EVP Bonus Program"). It currently is expected that the Annual Bonus will be paid by March 15th of the calendar year immediately following the calendar year (or portion thereof) with respect to which the Annual Bonus is earned. The Executive's annual target bonus under the EVP Bonus Program shall be $100,000 ("Target Annual Bonus"), which shall be prorated with respect to any partial calendar year within the Employment Period (it being acknowledged that Executive's Target Annual Bonus for the period from May 1 through December 31, 2007 shall be $66,667), with the actual amount of the Annual Bonus being determined in accordance with the terms of the EVP Bonus Program. Notwithstanding the foregoing sentence, for each calendar year (or portion thereof) during the Employment Period, Executive's actual Annual Bonus shall not be less than 90% of the Target Annual Bonus.

        (c) Equity Plan. In the event the Company adopts an equity plan or program (the "Equity Plan") for its key executives during the term of this Agreement, the Executive shall be entitled to participate in the Equity Plan on a similar basis as similarly situated executive vice presidents of the Company from and after the effective date thereof in accordance with the terms and conditions of the Equity Plan.

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


        (d) Other Benefits. In addition to the foregoing, during the Employment
Period: (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company's 401(K) plan, on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four (4) weeks of annual vacation (prorated for the calendar year ending December 31, 2007), to be taken in accordance with the Company's vacation policy as in effect from time to time; and (iii) the Executive and the Executive's family shall be eligible for participation in, and shall receive all benefits under medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives as of the Commencement Date of this Agreement.

        (e) Business Expenses. Executive shall be reimbursed by the Company for those business expenses authorized by the Company and those for which are necessarily and reasonably incurred on behalf of the Company and which may be properly be deducted by the Company as business expenses for federal tax purposes.

     4. Termination of Employment.

        (a) Death or Disability. In the event of the Executive's death during the Employment Period, the Executive's employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive's employment because of the Executive's Disability during the Employment Period. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

        (b) By the Company. In addition to termination for Disability, the Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

            (i) the continued and willful or deliberate failure of the Executive to substantially perform the Executive's duties, or to comply with the Executive's obligations, under this Agreement (other than as a result of physical or mental illness or injury); or

            (ii) illegal or gross misconduct by the Executive, in either case that is willful and results in material damage to the business or reputation of the Company.

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


Upon the occurrence of events constituting Cause as defined in subsection (i) of this paragraph (b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure.

        (c) Voluntarily by the Executive. The Executive may terminate his employment by giving written notice thereof to the Company, provided, however, that if Executive terminates his employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to paragraph 5(a) below. "Good Reason" means any of the following:

            (ii) the Company requires or otherwise takes such action as would require the Executive's relocation Los Angeles, California;

            (ii) a reduction in the Executive's Annual Salary, which is not accompanied by a similar reduction in annual salaries of similarly situated executive's of the Company; or

            (iii) a breach by the Company of this Agreement after Executive has given advance written notice of any such breach to the Company and a reasonable opportunity to cure.

        (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause, as set forth in notice from the Company, is effective, the date that notice of termination is provided to the Executive from Company of a termination of the Executive's employment by the Company other than for Cause or Disability, or the date on which the Executive gives the Company notice of termination of employment, as the case may be.

     5. Obligations of the Company upon Termination.

        (a) By the Company Other Than for Cause or Disability. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability, the Company shall, for the duration of the Employment Period, as in effect immediately before the Date of Termination, continue to pay the Executive the Annual Base Salary and the Annual Bonus through the end of such Employment Period, as and when such amounts would be paid in accordance with paragraph 3(a) and (b) above, provided the amount of any Annual Bonus so paid shall equal the Target Annual Bonus. The Company shall also continue to provide for the same period welfare benefits to the Executive and the Executive's family, at least as favorable as those that would have been provided to them under clause (d)(iii) of Paragraph 3 of this Agreement if the Executive's employment had continued until the end of the Employment Period, provided, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this paragraph 5(a) may be made secondary to those provided under such other plan and shall pay Executive any accrued but unpaid vacation pay.

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


        (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall make, within 30 days after the Date of Termination, a lump-sum cash payment to the Executive's estate equal to the sum of (i) the Executive's Annual Base Salary through the end of the calendar month in which death occurs, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a pro-rated Target Bonus for services to the Date of Termination, (iii) any accrued but unpaid vacation pay and (iv) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, except for any death benefit, in which case the death benefit shall be paid to Executive's estate within seven (7) days following receipt of any such death benefit by the Company from the insurer.

        (c) Disability. In the event the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period in accordance with paragraph 4(a) hereof, the Company shall pay to the Executive or the Executive's legal representative, as applicable, (i) the Executive's Annual Base Salary for the duration of the Employment Period in effect immediately before the Date of Termination, provided that any such payments made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Bonus for services to the Date of Termination, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including, but not limited to accrued but unpaid vacation pay.

        (d) Cause; Voluntary Termination: If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment during the Employment Period, the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination (ii) the Annual Bonus for any calendar year ended prior to the Date of Termination, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including, but not limited to accrued but unpaid vacation pay and the Company shall have no further obligations to the Executive under this Agreement. A notice from Executive to the Company of his intention not to renew the Agreement pursuant to paragraph 1 hereof shall not be considered a voluntary termination under this subparagraph (d).

     6. Protection of Company Assets.

        (a) Trade Secret and Confidential Information. The Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operates. Executive also acknowledges that he has been instrumental in the development of the Parking Companies' ancillary vertical businesses, including sweeping and scrubbing, security services and commercial and residential property management services (hereinafter collectively referred to as (the "Ancillary Services"). Executive further recognizes and acknowledges that as a result of his employment with the Parking Companies, the Executive has had and will continue to have access to confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, including without limitation (i) information relating to the Parking Companies' manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies' clients, customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases, contracts for Ancillary Services (individually hereinafter referred to as an "Ancillary Service Contract"), or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies;
(vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing Ancillary Services or consulting services; and (viii) other confidential information and trade secrets relating to the operation of the Company's business, including the Ancillary Services (the matters described in this sentence hereafter referred to as the "Trade Secret and Confidential Information").

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


        (b) Customer Relationships. The Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients. The Executive additionally acknowledges that the Company's clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of its clients and their needs. Finally, the Executive acknowledges the Executive's association and contact with these clients is derived solely from his employment with the Company. The Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has significant contact with the Company customers solely as a result of his relationship with the Company.

        (c) Confidentiality. With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court of competent jurisdiction, the Executive agrees that he shall:

          (i) hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company;

          (ii) use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons;

          (iii) make no use of any Trade Secret and Confidential Information except as is required in the performance of his duties for the Company; and

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


          (iv) upon termination of his employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company. The term "documents" as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

          Notwithstanding the above, nothing contained herein shall restrict the Executive from using, at any time after his termination of employment with the Company, information which is in the public domain or knowledge acquired during the course of his employment with the Company which is generally known to persons of his experience in other companies in the same industry.

          (d) Assignment of Intellectual Property Rights. The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Company, and the Executive agrees to cooperate with the Company's attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Executive's own time, unless
(i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or
(ii) the invention results from any work performed by the Executive for the Parking Companies.

          (e) Inevitable Disclosure. Based upon the Recitals to this Agreement and the representations the Executive has made in paragraphs 6(a) and 6(b) above, the Executive acknowledges that the Company's business is highly competitive and that it derives significant value from both its Trade Secret and Confidential Information not being generally known in the marketplace and from their long-standing near-permanent customer relationships. Based upon this acknowledgment and his acknowledgments in paragraphs 6(a) and 6(b), the Executive further acknowledges that he inevitably would disclose the Company's Trade Secret and Confidential Information, including trade secrets, should the Executive serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or executive (where the Executive's duties as an employee would involve any level of strategic, advisory, technical, creative sales, or other similar input) for any person, partnership, joint venture, firm, corporation, or other enterprise, which is a competitor of the Company engaged in providing parking facility management services or the Ancillary Services because it would be impossible for the Executive to serve in any of the above capacities for such a competitor of the Company without using or disclosing the Company's Trade Secret and Confidential Information, including trade secrets. The above acknowledgment concerning inevitable disclosure is a rebuttable presumption. Executive may, in particular circumstances, rebut the presumption by proving by clear and convincing evidence that the Executive would not inevitably disclose trade secret or confidential information were he to accept employment or otherwise act in a capacity that would arguably violate this Agreement.

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          (f) Non-Solicitation. The Executive agrees that while he is employed by the Company and for a period of eighteen (18) months after the Date of Termination, the Executive shall not, directly or indirectly:

            (i) without first obtaining the express written permission of the Company's General Counsel which permission may be withheld solely in the Company's discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company. Likewise, the Executive shall not, without first obtaining the express written permission of the Company's General Counsel which permission may be withheld solely in the Company's discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company. The Executive's obligations set forth in this subparagraph are in addition to those obligations and representations, including those regarding Trade Secret and Confidential Information and inevitable disclosure of the Trade Secret and Confidential Information of the Parking Companies set forth in Paragraph 6 of this Agreement; or

            (ii) take any action to recruit or to assist in the recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies.

            It is not the intention of the Company to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Company. If the Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his responsibility to contact the Company so that the Company may inform the Executive of its position with respect to such opportunity.

          (g) Salary Continuation Payments. As additional consideration for the representation and restrictions contained in this paragraph 6, the Company agrees to pay Executive if Executive's termination occurs for any reason other than Cause or due to Executive's termination pursuant to paragraph 5 (d) ("Voluntary Termination"), an amount equal to the Executive's annual salary for up to eighteen (18) months (the "Salary Continuation Payments") following the Date of Termination, payable in equal monthly or more frequent installments in accordance with the Company's normal payroll practices then in effect. In the event of a Voluntary Termination, the Salary Continuation Payments shall be reduced to an amount equal to $50,000, payable over a 12-month period following the Date of Termination in equal monthly installments. Notwithstanding anything to the contrary in this Agreement, either expressly or by implication to the contrary, Executive's notice of his intention not to renew this Agreement given in the manner contemplated in paragraph 1 hereof shall not be deemed to be a Voluntary Termination and, therefore, shall not reduce the amount of Executive's Salary Continuation Payments. In the event Executive breaches this Agreement at any time during the 18-month period following the Date of Termination, the Company's obligation to continue any Salary Continuation Payments shall immediately cease and Executive agrees to return to Company all Salary Continuation Payments paid up to that time. The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement. The Company's obligation to make Severance Payments shall also cease with respect to periods after Executive's death.

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          (h) Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of the provisions of this paragraph 6. If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum. This paragraph shall be applicable regardless of the reason for the Executive's termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company. If at any time any of the provisions of this paragraph 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          (i) Attorneys' Fees. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including attorneys' fees and, in the case of the Company, reasonable compensation for the services of its internal personnel.

          (j) Permitted Activities. (i) Notwithstanding the foregoing, so long as Executive complies with this paragraph 6(j), it shall not be considered a violation of the provisions of paragraphs 6(e) or 6(f) above for the Executive during the non-solicitation period (x) to own Permitted Investments, (y) to own or sell any interest in the Permitted Investments or (z) to own or sell any interest in any Permitted Real Estate. If any Permitted Investment or Permitted Real Estate includes a parking facility or requires Ancillary Services, then the Executive shall follow the procedures set forth in subsections (ii) and (iii) below. In the case of (1) a parking facility or (2) property requiring Ancillary Services in the Permitted Investment or Permitted Real Estate that, in either case, is managed or leased by the Company or for which the Company is providing Ancillary Services at any time, the Executive shall follow such procedures with respect to any extension or renewal of any such management agreement, lease or Ancillary Service Contract. In the case of a parking facility in the Permitted Investment or Permitted Real Estate that is not being managed or leased by the Company or for which Ancillary Services are not being provided by the Company at the time D & E or the Executive acquires an interest in Permitted Real Estate or Permitted Investment, the Executive shall follow such procedures at the time he acquires the interest.

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     (ii) In the case of any Permitted Investment or Permitted Real Estate controlled by Executive or his Affiliates, the Executive shall initiate negotiations with the Company in an attempt to determine mutually agreeable terms upon which the Company will mange or lease the parking facility or provide one or more of the Ancillary Services, failing which the Company shall have a right of first refusal with respect to any management agreement, lease or Ancillary Service Contract that may be negotiated with any independent third-party parking operator or provider of any of the Ancillary Services.

     (iii) In the case of any Permitted Investment or Permitted Real Estate not controlled by Executive, Executive shall use reasonable and good faith efforts to cause the controlling person or entity to initiate negotiations with the Company in an attempt to determine mutually agreeable terms pursuant to which the Company would manage or lease the parking facility and/or provide Ancillary Services.

     (iv) For purposes of this Agreement:

          a. "Permitted Investments" shall mean Executive's ownership interest in D & E Parking, Inc, a California corporation ("D & E") and any investment or ownership interest of D & E, direct or indirect, in real property or commercial or residential rental property.

          b. "Permitted Real Estate" shall mean any commercial or residential rental property owned, operated and/or managed, directly or indirectly, by Executive or his Affiliates.

          c. "Affiliates" shall mean any member of Executive's family, any trust a principal beneficiary of which is the Executive or any such member of the Executive's family, and any person that directly, or through one or more intermediaries, is controlled by the Executive and/or one or more of such members of the Executive's family and/or one or more such trusts.

          d. A person shall be considered to "control" any other person with respect to which the first person possess, directly or indirectly, the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, by the terms of any trust agreement, or otherwise).

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


     7. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     8. Notices. Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

          In the case of Executive to:       Edward E. Simmons
                                             3190 Mountain Park Drive
                                             Calabasas, California 91302

          In the case of the Company to:     Standard Parking Corporation
                                             900 North Michigan Avenue
                                             Suite 1600
                                             Chicago, Illinois 60611
                                             Attention: General Counsel


     9. Applicable Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois in the same manner applicable to contracts made and to be performed entirely within the State of Illinois and without regard to the conflict of law provisions thereof. Executive and the Company agree to submit himself and itself, as applicable, to the non-exclusive general jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois and appellate courts thereof, in any legal action or proceeding relating to this Agreement or Executive's employment with the Company.

     10. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

     11. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

     12. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

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


     13. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company's assets and business. The Executive's duties hereunder are personal and may not be assigned.

     14. Entire Agreement. Except as otherwise noted herein, this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties relating to the subject matter hereof.

     15. Acknowledgement by Executive. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination.


     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first written above.

                                       STANDARD PARKING CORPORATION

                                       By:_____________________________
                                           James A. Wilhelm
                                           President and Chief Executive Officer


                                       EXECUTIVE:

                                       --------------------------------
                                       Edward E. Simmons

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